EXHIBIT 3.1

MEDALIST DIVERSIFIED, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles of Amendment (the “Articles of Amendment”).

SECOND:  The sole party to the Articles of Amendment is Medalist Diversified, Inc., a Maryland corporation (the “Corporation”).

THIRD: The Articles of Amendment were filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) on June 17, 2026.

FOURTH:  Article FIRST of the Articles of Amendment as previously filed with the SDAT purported to amend the charter of the Corporation (the “Charter”) by inserting each of the following definitions in Article IV of the Charter in applicable alphabetical order in the list of definitions contained therein as updated pursuant to Article SECOND of the Articles of Amendment, as set forth below (the “First Amendment”):

“Acquire” or “Acquisition” and similar terms mean the direct or indirect acquisition of record, legal, beneficial or any other ownership of Shares by any means, including (a) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares or (b) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Shares if, as a result of such direct or indirect acquisition, the acquirer would be considered an owner of Shares under the direct, indirect or constructive ownership rules of Section 382 of the Code.

“Agent” shall have the meaning set forth in Section 6.1.2(b).

“Controlled Person” shall have the meaning set forth in Section 6.1.2(f).

“DTC” shall mean The Depository Trust Company, or any successor performing substantially the same function for the Corporation.

“Effective Date” means the date of acceptance for record by the State Department of Assessments and Taxation of Maryland of the Articles of Amendment to the charter of the Corporation first containing this provision.

“Entity” means an entity within the meaning of Treasury Regulation Section 1.382–3(a)(1) (or any successor provision).

“Exempt Person” means any Person designated by the Board as an Exempt Person, subject to the terms of such designation.

“Exempt Person Ownership Cap” means, with respect to any Exempt Person, the maximum number of shares that may be owned or acquired by such Exempt Person as determined from time to time by the Board, subject to the terms of such determination.

“Excess Shares” shall have the meaning set forth in Section 6.1.2(a).

“4.9-Percent Shareholder” means a Person that is identified as a “5-percent shareholder” of the Shares pursuant to Treasury Regulation Section 1.382–2T(g)(1) (or any successor provision), as applied by replacing "5-percent" with "4.9-percent," where applicable, but excluding (a) any “direct public group” with respect to the Corporation, as that term is defined in Treasury Regulation Section 1.382–2T(j)(2)(ii) (or any successor provision) or (b) any Exempt Person.

“Percentage Stock Ownership” and similar terms means the direct and indirect percentage stock ownership of any Person for purposes of Section 382 of the Code as determined in accordance with Treasury Regulation Section 1.382–2T(g), (h), (j) and (k) and Treasury Regulations Section 1.382-4 (or any successor provisions) including any ownership by application of constructive ownership rules.

“Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization, and also includes a group of Persons that is an “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1) (or any successor provision), and shall include any successor (by merger or otherwise) of such entity or group.

“Prohibited Distributions” shall have the meaning set forth in Section 6.1.2 (b).

“Prohibited Transfer” shall have the meaning set forth in Section 6.1.1(a).

“Purported Transferee” shall have the meaning set forth in Section 6.1.2(a).

“Request” shall have the meaning set forth in Section 6.1.1(b).

“Restriction Release Date” means such date, after the Effective Date, that (i) the repeal of Section 382 of the Code or any successor statute occurs if the Board determines that Section 6.1 of Article VI is no longer necessary for the preservation of Tax Benefits, (ii) is the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward, or (iii)  as the Board determines that a limitation on the use of the Tax Benefits under Section 382 of the Code would no longer be a material benefit to the Company.

“Restricted Holder” means a Person that (a) is a 4.9-Percent Shareholder and Acquires or proposes to Acquire additional Shares, (b) is an Exempt Person and Acquires or proposes to Acquire additional Shares in excess of or in violation of the Exempt Person Ownership Cap of such Exempt Person, or (c) is proposing to Acquire Shares, and after such proposed Acquisition of Shares, would be a 4.9-Percent Shareholder.

“Security” or “Securities” shall have the meaning set forth in Section 6.1.2(d).

“Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382–2T(f)(18) (or any successor provision).

“Tax Benefits” means all net operating loss carryovers, capital loss carryovers, general business credit carryovers, carryovers of disallowed business interest described in Section 163(j)(2) of the Code, alternative minimum tax credit carryovers and foreign tax credit carryovers, if any, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code and the Treasury Regulations promulgated thereunder, of the Corporation or any of its subsidiaries.

“Transfer” means any direct or indirect Acquisition, sale, transfer, assignment, conveyance, pledge or other disposition or other action in any manner whatsoever, whether voluntary or involuntary, by operation of law or otherwise, by an Person that alters the Percentage Stock Ownership of any Person, or any attempt to do any of the foregoing. A Transfer shall also include the creation or grant of an option (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v) or Treasury Regulation Section 1.382-4(d) (or any successor provision)). A Transfer shall include a repurchase of Shares by the Corporation but shall not include an issuance or grant of Shares by the Corporation.

“Treasury Regulation” means a Treasury Regulation promulgated under the Code.

FIFTH:  Article SECOND of the Articles of Amendment as previously filed with the SDAT purported to amend the Charter by deleting the following defined terms in Article IV of the Charter, as set forth below (the “Second Amendment”):

“Aggregate Share Ownership Limit”

“Charitable Beneficiary”

“Common Share Ownership Limit”

“Excepted Hoder”

“Excepted Holder Limit”

“Ownership Limits”

“REIT Provisions of the Code”

“Restriction Termination Date”

SIXTH:  Article THIRD of the Articles of Amendment as previously filed with the SDAT purported to amend the Charter by deleting Article VI of the Charter in its entirety and inserting the following new Article VI, as set forth below (the “Third Amendment” and, together with the First and Second Amendment, collectively, the “Amendment”):

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1.1 Preservation of Tax Benefits.

(a)	In order to preserve the Tax Benefits, from and after the Effective Date and before the Restriction Release Date, no Transfer other than to the Corporation or other than as approved by the Board of Directors of the Corporation in accordance with Section 6.1.1(b) of the Charter shall be permitted, and any such purported Transfer shall be null and void ab initio, as to the amount of any such purported Transfer of Shares that causes, after giving effect to such purported Transfer (or any series of Transfers of which such Transfer is a part), (i) any Person who is not a 4.9-Percent Shareholder to become a 4.9-Percent Shareholder, (ii) the Percentage Stock Ownership interest in the Corporation of any 4.9-Percent Shareholder to increase, or (iii) the Percentage Stock Ownership of any Exempt Person to increase in excess of or in violation of the Exempt Person Ownership Cap of such Exempt Person (each, a “Prohibited Transfer”). The prior sentence is not intended to prevent the Shares from being DTC-eligible and shall not preclude the settlement of any transactions in the Shares entered into through the facilities of a national securities exchange or any national securities quotation system, provided, that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer.

(b)	The restrictions contained in this Section 6.1.1 are for the purposes of reducing the risk that any “ownership change” (as defined in Section 382 of the Code) of the Shares may limit the Corporation’s ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, a Restricted Holder who proposes to Acquire Shares shall, before the date of such proposed Acquisition, request in writing (a “Request”) that the Board of Directors of the Corporation (or a duly authorized committee thereof) review such proposed Acquisition and authorize or not authorize such proposed Acquisition in accordance with this Section 6.1.1(b)). A Request shall be made in accordance with this Section 6.1.1(b) and shall be delivered by e-mail to the Chief Financial Officer of the Corporation or by registered mail, return receipt requested, to the Chief Financial Officer of the Corporation at the principal executive offices of the Corporation. Such Request shall be deemed to have been received by the Corporation only when actually received by the Corporation. To be made in accordance with this Section 6.1.1(b), a Request shall include (i) the name, address and telephone number of the Restricted Holder, (ii) a description of the Restricted Holder’s existing direct and indirect ownership of Shares, together with such ownership of all affiliates and associates of the Restricted Holder, (iii) a description of the Shares that the Restricted Holder proposes to Acquire, (iv) the date on which such proposed

Acquisition is expected to take place (or, if such Acquisition is proposed to be made in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (v) the name, address and telephone number of the proposed transferor of the Shares that the Restricted Holder proposes to Acquire (or, if such Acquisition is proposed to be made in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (vi) a reasonably detailed description of the Acquisition, and (vii) a request that the Board of Directors authorize, if appropriate, such Acquisition pursuant to this Section 6.1.1(b). The Board of Directors may authorize an Acquisition by a Restricted Holder, if it determines in its sole discretion, that, such Acquisition will not be likely to directly or indirectly limit the availability to the Corporation of the Tax Benefits or is otherwise in the best interests of the Corporation and, in such case, the restrictions set forth in Section 6.1.1(a) shall not apply to such Acquisition. If the Board of Directors authorizes an Acquisition by a Restricted Holder, it may, in its sole discretion, deem such Restricted Holder to be an Exempt Person (and to determine the deemed Exempt Person Initial Ownership) under this Article VI. The Board of Directors may determine not to authorize a proposed Acquisition by a Restricted Holder and such proposed Acquisition will remain a Prohibited Transfer. Any determination to authorize a proposed Acquisition by a Restricted Holder granted hereunder may be granted in whole or in part, may be given prospectively or retroactively, and may be subject to any limitations or conditions (including restrictions on the ability of the Restricted Holder to subsequently transfer Shares acquired through such authorized Acquisition), in each case as and to the extent the Board shall determine in its sole discretion. In addition, the Board of Directors may, in its sole discretion, require representations from the Restricted Holder or an opinion of counsel to be rendered by counsel selected by the Board of Directors, that the Transfer will not result in the application of any limitations under Section 382 of the Code on the use of the Tax Benefits or other matters that the Board of Directors may determine. Any Restricted Holder who makes a Request to the Board of Directors shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Acquisition of Shares, including the Corporation’s costs and expenses incurred in determining whether to authorize the proposed Acquisition, which costs may include any expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto.

Section 6.1.2 Treatment of Excess Shares.

(a)No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Shares that are the subject of the Prohibited Transfer (the “Excess Shares”). The Purported Transferee shall not be entitled with respect to such Excess Shares to any rights of a stockholder of the Corporation, including the rights to vote such Excess Shares and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Excess Shares have been acquired in a Transfer that is not a Prohibited Transfer, such Shares shall cease to be Excess Shares.

(b)If the Board of Directors determines that a Prohibited Transfer has been recorded by an agent or employee of the Corporation notwithstanding the prohibition in Section 6.1.1(a), such recording and the Prohibited Transfer shall be null and void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall Transfer or cause to be Transferred any certificate or other evidence of ownership of the Excess Shares within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Shares (the “Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). In the event of an attempted Prohibited Transfer involving the purchase or Acquisition of Shares in violation of this Article VI by a Restricted Holder, the Agent shall thereupon sell to a buyer or buyers, which may include the Corporation or the purported transferor, the Excess Shares transferred to it in one or more arm’s-length transactions (including over a national securities exchange or national securities quotation system on which the Shares may be traded); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if the Agent determines such sale or sales could disrupt the market for the Shares, could adversely affect the value of the Shares or may be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Shares before receiving the Corporation’s demand to surrender the Excess Shares to the Agent, the Purported Transferee shall be deemed to have sold the Excess Shares for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, unless the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6.1.2(c) if the Agent, rather than the Purported Transferee, had resold the Excess Shares.

(c)The Agent shall apply any proceeds of a sale by it of Excess Shares and, if the Purported Transferee had previously resold the Excess Shares, any amounts received by it from a Purported Transferee, as follows: (i) first, to reimburse itself to the extent necessary to cover its costs and expenses incurred in accordance with its duties hereunder; (ii) second, to reimburse the Purported Transferee for the amounts paid by the Purported Transferee for the Excess Shares (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, calculated on the basis of the closing market price for the Shares on the day before the Prohibited Transfer), and (iii) third, the remainder, if any, to the original transferor, or, if the original transferor cannot be readily identified, to an entity designated by the Corporation’s Board of Directors that is described in Section 501(c) of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. The recourse of any Purported Transferee with respect to any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of this Section 6.1.2(c). Except as may be required by law, in no event shall the proceeds of any sale of Excess Shares pursuant to this Section 6.1 inure to the benefit of the

Corporation or the Agent, except to the extent used to cover expenses incurred by the Agent in performing its duties hereunder.

(d)In the event of any Transfer to the Corporation, or any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Maryland law (“Securities,” and individually, a “Security”), that would in either case cause (i) any Person to become a 4.9-Percent Shareholder or (ii) the Percentage Stock Ownership interest of any 4.9-Percent Shareholder to increase, or (iii) the Percentage Stock Ownership of any Exempt Person to increase in excess of or in violation of the Exempt Person Ownership Cap of such Exempt Person, the application of Section 6.1.2(b) and Section 6.1.2(c) shall be modified as described in this Section 6.1.2(d). In such case, no such 4.9-Percent Shareholder shall be required to dispose of any interest that is not a Security, but such 4.9-Percent Shareholder and/or any Person whose ownership of Securities is attributed to such 4.9-Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.9-Percent Shareholder, after such disposition, not to be in violation of Section 6.1.1. Such disposition shall be deemed to occur simultaneously with the purported Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Shares and shall be disposed of through the Agent as provided in Section 6.1.2(b) and Section 6.1.2(c), except that the maximum aggregate amount payable either to such 4.9-Percent Shareholder, or to such other Person that was the direct holder of such Excess Shares, in connection with such sale shall be the fair market value of such Excess Shares at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Shares shall be paid out of any amounts due such 4.9-Percent Shareholder or such other Person. The purpose of this Section 6.1.2(d) is to extend the restrictions in Section 6.1.1(a) and Section 6.1.2(a) to situations in which there is a 4.9-Percent Shareholder without a direct Transfer of Securities, and this Section 6.1.2(d), along with the other provisions of Section 6.1.1, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Shares. Nothing in Section 6.1.1 shall (i) be deemed inconsistent with any purported Transfer of the Excess Shares provided in Section 6.1.1 being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in Section 6.1.1 to constitute a waiver or loss of any right of the Corporation under this Section 6.1. The Board may authorize such additional actions as it deems advisable to give effect to the provisions of this Section 6.1.

(e)If the Purported Transferee fails to surrender the Excess Shares or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section 6.1.2(b) or any written demand with respect to a deemed disposition pursuant to Section 6.1.2(d), then the Corporation may take any actions it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel such surrender.

(f)If any Person shall knowingly violate, or knowingly cause any other Person under control of such Person (a “Controlled Person”) to violate this Section 6.1 (including failure to surrender the Excess Shares or the proceeds of a sale thereof as demanded by the Corporation pursuant to Section 6.1.2(e)), then that Person and any Controlled Person shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all losses and damages suffered as a result of such violation, including any attorneys’ and auditors’ fees incurred in connection with such violation.

Section 6.1.3Legends; Compliance.

(a)All certificates reflecting Shares on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE VI OF THE CHARTER OF MEDALIST DIVERSIFIED, INC., AS AMENDED, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER THE EXCESS SHARES (AS DEFINED IN THE CHARTER) TO THE CORPORATION’S AGENT.

(b)The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Section 6.1 for any uncertificated Shares or Shares held in an indirect holding system. As a condition to the registration of the Transfer of any Shares, any Person who is a beneficial, legal or record holder of Shares, and any proposed transferee of such Shares and any Person controlling, controlled by or under common control with the proposed transferee of such Shares, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Section 6.1 or the status of the Tax Benefits of the Corporation.

(c)Nothing contained in this Section 6.1 shall limit the authority of the Board of Directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Corporation’s Tax Benefits. The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article VI, including determining (i) the identification of 4.9-Percent Shareholders, Exempt Persons and Restricted Holders, (ii) whether a Transfer or proposed Transfer is a Prohibited Transfer and whether to grant an exception thereto under Section 6.1.1(b), (iii) the Percentage Stock Ownership in the Corporation of any 4.9-Percent Shareholders, Exempt Persons and Restricted Holders, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee, (vi) whether compliance with any restriction or limitation on stock ownership and Transfers are no longer required for preservation of Tax Benefits, (vii) the interpretation of the provisions of this Section 6.1 and the applicability to stockholders of the Corporation of the restrictions on Transfer set forth herein, including the establishment of presumptions and procedures related thereto, and the correction or clarification of any errors or ambiguities therein, and (viii) any other matters which the Board of Directors deems relevant. Without limiting the generality of the foregoing, for the purposes of determining the existence and identity of, and the amount of Shares owned by, any Person, the Corporation and the Board of Directors are entitled to rely on (a) the existence and absence of filings of Schedule 13D, Schedule 13F, or Schedule 13G under the Exchange Act (or any similar schedules) as of any date, and (b) its actual knowledge of the ownership of the Shares. In the case of an ambiguity in the application of any of the provisions of this Section 6.1, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event that Article VI requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the express provisions of this Section 6.1. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation, the Agent, and all other parties to a Transfer. The Board of Directors may delegate all or any portion of its duties and powers under this Section 6.1 to a committee of the Board of Directors as it deems advisable or necessary.

(d)Nothing contained in this Section 6.1 shall be construed to give any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Section 6.1. This Section 6.1 shall be for the sole and exclusive benefit of the Corporation and the Agent.

(e)With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent provided under this Section 6.1, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification, or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

(f)If any provision of this Section 6.1 or the application of any such provision to any Person or under any circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 6.1 of the Charter.

(g) The Board shall at least annually consider whether to make the determination provided by clause (iii) of the definition of Restriction Release Date in light of all relevant factors, including the amount and anticipated utilization of the Corporation’s Tax Benefits and the Corporation’s market capitalization.

SEVENTH:  The Corporation has determined that the Amendment was not approved by the stockholders of the Corporation by the vote required by the Charter and Maryland law and is of no force or effect and, therefore, the Articles of Amendment contain an error and were defectively executed because the Articles of Amendment stated that such approval was obtained.

EIGHTH:  As a result, Article IV of the Charter and Article VI of the Charter, each as in effect immediately prior to the filing of the Articles of Amendment, remain unamended by the Articles of Amendment and are set forth below in their entirety, provided that the Board, as set forth in the Certificate of Notice filed with the SDAT on August 9, 2023, pursuant to Section 6.1.8 of Article VI of the Charter, has (a) decreased the Aggregate Share Ownership Limit from 9.8% in value of the aggregate of the outstanding Shares to 3.6% in value of the aggregate of the outstanding Shares for all Persons other than for any Excepted Holder and other than for any Person as to whom the decrease shall not be effective pursuant to, and on the terms and conditions specified in, Section 6.1.8 and (b) decreased the Common Share Ownership Limit from 9.8% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares to 3.6% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares for all Persons other than any Excepted Holder and other than for any Person as to whom the decrease shall not be effective pursuant to, and on the terms and conditions specified in, Section 6.1.8, which decreases remain in effect (capitalized terms not otherwise defined herein shall have the meaning given to them in the Charter).

ARTICLE IV

DEFINITIONS

As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:

Aggregate Share Ownership Limit. The term “Aggregate Share Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding Shares or such other percentage determined by the Board in accordance with Section 6.1.8 of the Charter.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code; provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once. Whenever a Person Beneficially Owns Shares that are not actually outstanding (e.g. Shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever the Charter requires a determination of the percentage of outstanding Shares Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Board or Board of Directors. The term “Board” or “Board of Directors” shall mean the Board of Directors of the Corporation.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Bylaws. The term “Bylaws” shall mean the Bylaws of the Corporation, as amended from time to time.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 6.2.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charter. The term “Charter” shall mean these Articles of Incorporation of the Corporation, as amended from time to time.

Code. The term “Code” shall have the meaning as provided in Article II hereof.

Common Share Ownership Limit. The term “Common Share Ownership Limit” shall mean 9.8% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares or such other percentage determined by the Board in accordance with Section 6.1.8 hereof.

Common Shares. The term “Common Shares” shall have the meaning as provided in Section 5.1 hereof.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Corporation. The term “Corporation” shall have the meaning as provided in Article I hereof.

Director. The term “Director” shall have the meaning as provided in Section 7.1 hereof.

Distributions. The term “Distributions” shall mean any distributions (as such term is defined in Section 2-301 of the MGCL), pursuant to Section 5.5 hereof, by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

Excepted Holder. The term “Excepted Holder” shall mean a Stockholder for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 6.1.7 hereof.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.1.7 hereof and subject to adjustment pursuant to Section 6.1.8 hereof, the percentage limit established by the Board of Directors pursuant to Section 6.1.7 hereof.

Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

External Manager. The term “External Manager” shall have the meaning as provided in Section 7.9 hereof.

Listing. The term “Listing” shall mean the listing of the Common Shares on a national securities exchange or the trading of the Common Shares in the over-the-counter market. Upon such Listing, the Common Shares shall be deemed Listed.

MGCL. The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.

Non-Transfer Event. The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any Shares and any redemption of any Shares.

Ownership Limits. The term “Ownership Limits” shall mean the Aggregate Share Ownership Limit and Common Share Ownership Limit, subject to adjustment pursuant to Section 6.1.8 hereof.

Person. The term “Person” shall mean an individual, corporation, limited liability company, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

Preferred Shares. The term “Preferred Shares” shall have the meaning as provided in Section 5.1 herein.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 6.1.1 hereof, would beneficially own (determined under the principles of Section 856(a)(5) of the Code), Beneficially Own or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall have the meaning as provided in Article III hereof.

REIT Provisions of the Code. The term “REIT Provisions of the Code” shall mean Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Shares. The term “Shares” shall mean shares of stock of the Corporation of any class or series, including Common Shares or Preferred Shares.

Stockholders. The term “Stockholders” shall mean the holders of record of the Shares as maintained in the books and records of the Corporation or its transfer agent.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive dividends on Shares, or any agreement to take any such actions or cause any such events, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (iii) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 6.2.1 hereof.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Owner that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Corporation to serve as trustee of the Trust. Until otherwise appointed by the Company, the initial Trustee shall be Kaplan Voekler Cunningham & Frank, PLC.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1 Shares.

Section 6.1.1 Ownership Limitations. Prior to the Restriction Termination Date:

(a)	Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own Shares to the extent that such Beneficial Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(iii) No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Company failing to qualify as a REIT.

(iv) No Person shall Constructively Own Shares to the extent that such Constructive Ownership would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

(v) Notwithstanding any other provisions contained herein, any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b) Transfer in Trust. If any Transfer or Non-Transfer Event occurs which, if effective or otherwise, would result in any Person Beneficially Owning or Constructively Owning Shares (as applicable) in violation of Section 6.1.1(a)(i), (ii), (iii) or (iv),

(i) then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 6.1.1(a)(i), (ii), (iii) or (iv) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.2, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or Beneficial Owner of such shares) shall acquire no rights in such Shares (or shall be divested of its rights in such shares); or

(ii) if the Transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.1.1(a)(i), (ii), (iii) or (iv), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 6.1.1(a)(i), (ii), (iii) or (iv) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(c) To the extent that, upon a transfer of Shares pursuant to Section 6.1.1(b), a violation of any provision of this Section 6.1 would nonetheless be continuing (for example where the ownership of Shares by a single Trust would violate the 100 stockholder requirement applicable to REITs), then Shares shall be transferred to that number of Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is not violation of any provision of this Section 6.1.

Section 6.1.2 Remedies for Breach. If the Board of Directors or its designee (including any duly authorized committee of the Board) shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 6.1.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of any Shares in violation of Section 6.1.1(a) (whether or not such violation is intended), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfers or attempted Transfers in violation of Section 6.1.1(a) (or Non-Transfer Event that results in a violation of Section 6.1.1(a)) shall automatically result in the Transfer to the Trust described above, or, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or its designee.

Section 6.1.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of Shares that will or may violate Section 6.1.1(a), or any Person who held or would have owned Shares that resulted in a Transfer to the Charitable Trust pursuant to the provisions of Section 6.1.1(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

Section 6.1.4 Owners Required To Provide Information. Prior to the Restriction Termination Date:

(a) every owner of five percent or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding Shares, upon request following the end of each taxable year of the Corporation, shall provide in writing to the Corporation the name and address of such owner, the number of Shares and other Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Ownership Limits; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Stockholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide in writing to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 6.1.5 Remedies Not Limited. Subject to Section 7.6 hereof, nothing contained in this Section 6.1 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Stockholders in preserving the Corporation’s qualification as a REIT.

Section 6.1.6 Ambiguity. The Board of Directors shall have the power to determine the application of the provisions of this Section 6.1 or Section 6.2 and any definition contained in Article IV, including in the case of an ambiguity in the application of any provisions of this Section 6.1, Section 6.2 or any such definition, with respect to any situation based on the facts known to it. In the event Section 6.1 or 6.2 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article V or Sections 6.1 or 6.2.

Section 6.1.7 Exceptions.

(a) Subject to Section 6.1.1(a)(ii), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from one or more of the Ownership Limits set forth in Section 6.1.1(a)(i)(1), (2) and (3) and establish or increase an Excepted Holder Limit for such Person, may prospectively waive the provisions of Section 6.1.1(a)(ii) with respect to a Person, and/or may prospectively or retroactively waive the provisions of Section 6.1.1(a)(iv) with respect to a Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of such Shares in excess of the Ownership Limits or in violation of the limitations imposed by Section 6.1.1(a)(ii) or Section 6.1.1(a)(iv), as applicable, will not now or in the future jeopardize the Corporation’s ability to qualify as a REIT under the Code; and

(ii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.1.1 through 6.1.6) will result in such Shares being automatically Transferred to a Trust in accordance with Sections 6.1.1(b) and 6.2.

(b) Prior to granting any exception or waiver or creating any Excepted Holder Limit pursuant to Section 6.1.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating any Excepted Holder Limit.

(c) Subject to Section 6.1.1(a)(iii), an underwriter, placement agent or initial purchaser in a Rule 144A transaction that participates in a public offering, private placement or other private offering of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own and Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent (i) necessary to facilitate such public offering, private placement or other private offering and (ii) such Beneficial Ownership or Constructive Ownership does not cause the Company to fail to satisfy the requirements of Section 856(a)(6) of the Code or cause a violation of Section 6.1.1(a)(iii) or (iv).

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

Section 6.1.8 Increase or Decrease in Aggregate Share Ownership and Common Share Ownership Limits. Subject to Section 6.1.2(a)(iii), the Board of Directors may from time to time increase one or both of the Ownership Limits for one or more Persons and decrease one or both of the Ownership Limits for all other Persons; provided, however, that any such decreased Ownership Limit will not be effective for any Person whose percentage ownership in Shares is in excess of the decreased Ownership Limit until such time as such Person’s percentage of Shares equals or falls below the decreased Ownership Limit, but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Ownership Limits; and provided, further, that the new Ownership Limits would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) if five unrelated individuals were to Beneficially Own the five largest amounts of Shares permitted to be Beneficially Owned under such new Ownership Limits, taking into account the immediately preceding proviso permitting ownership in excess of decreased Ownership Limits in certain cases.

Section 6.1.9 Legend. Each certificate representing Shares, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership, or, instead of such legend, the certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 6.2 Transfer of Shares in Trust.

Section 6.2.1 Ownership in Trust. Upon any purported Transfer or Non-Transfer Event described in Section 6.1.1(b) that would result in a Transfer of Shares to a Trust, such Shares shall be deemed to have been Transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such Transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the Transfer to the Trust pursuant to Section 6.1.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.2.6.

Section 6.2.2 Status of Shares Held by the Trustee. Shares held by the Trustee shall continue to be issued and outstanding Shares. The Prohibited Owner shall have no rights in the Shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Trustee, shall have no rights to dividends or other Distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Trust.

Section 6.2.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other Distributions with respect to Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other Distribution paid prior to the discovery by the Corporation that Shares have been Transferred to the Trustee shall be paid with respect to such Shares to the Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or other Distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Trust and, subject to Maryland law, effective as of the date that Shares have been Transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Shares have been Transferred to the Trustee and (b) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that Shares have been Transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

Section 6.2.4 Sale of Shares by Trustee. As soon as reasonably practicable after receiving notice from the Corporation that Shares have been Transferred to the Trust (and no later than 20 days after receiving notice in the case of Shares that are listed or admitted to trading on any alternate trading system), the Trustee shall sell the Shares held in the Trust to a person, designated by the Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 6.1.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.2.4. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Trust and (b) the sales proceeds received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.2.3 of this Article VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Shares have been Transferred to the Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.2.4, such excess shall be paid to the Trustee upon demand.

Section 6.2.5 Purchase Right in Shares Transferred to the Trustee. Shares Transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that resulted in such Transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.2.3 of this Article VI. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the Shares held in the Trust pursuant to Section 6.2.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 6.2.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation may change the Charitable Beneficiary by designating one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (a) Shares held in the Trust would not violate the restrictions set forth in Section 6.1.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 6.1(b)(i) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Corporation may, in its sole discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Corporation with respect to the application of this Article VI shall be binding on each Charitable Beneficiary.

Section 6.3 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 6.4 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

NINTH:  Each of the undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts relating to the entity on whose behalf he has signed are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer on this 19th day of October, 2026.

ATTEST:MEDALIST DIVERSIFIED, INC.

By:	/s/ C. Brent Winn, Jr.	By:	/s/ Francis P. Kavanaugh
Name:	C. Brent Winn, Jr.	Name:	Francis P. Kavanaugh
Title:	Chief Financial Officer	Title:	President and Chief Executive Officer